Exhibit 3.2

IMAGO BIOSCIENCES, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Imago BioSciences, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The name of this corporation is Imago BioSciences, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 28, 2012.

SECOND: The Amended and Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed this _____ day of July, 2021.

IMAGO BIOSCIENCES, INC.

By:
Hugh Y. Rienhoff, Jr., M.D., President

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IMAGO BIOSCIENCES, INC.

FIRST

The name of this corporation is Imago BioSciences, Inc. (the “Company”).

SECOND

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH

A. Effective upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each 8.4 shares of Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time, shall, automatically and without any further action on the part of any stockholders of the Company, be reclassified as one (1) share of Common Stock and each 8.4 shares of Series A Preferred, Series B Preferred and Series C Preferred (each, as defined below) issued and outstanding immediately prior to the Effective Time shall, automatically and without any further action on the part of any stockholders of the Company, be reclassified as one (1) share of Series A Preferred, Series B Preferred and Series C Preferred, respectively (the “Reverse Stock Split”).

Each stock certificate (or book entry shares) representing shares of any class of series of Common Stock or Preferred Stock (as defined below) immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares shall have been reclassified pursuant to the Reverse Stock Split; provided, however, that each holder of any stock certificate(s) that represented shares of Common Stock or Preferred Stock immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more certificates (or book entry shares) evidencing and representing the number of shares of Common Stock or Preferred Stock into which the shares represented by such certificate(s) (or book entries) shall have been reclassified pursuant to the Reverse Stock Split.

No fractional shares shall be issued for shares of Common Stock or Preferred Stock pursuant to the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share of any class or series of Common Stock or Preferred Stock, the Company shall, in lieu of issuing any such fractional share, pay cash in an amount equal to the fair value of such fractional share (as determined in good faith by the Company’s Board of Directors). All share, per share and dollar references in this Amended and Restated Certificate shall be adjusted for the Reverse Stock Split only as explicitly provided herein.

B. The aggregate number of shares that the Company shall have authority to issue is 408,359,639 divided into 228,300,000 shares of common stock each with the par value of $0.0001 per share (the “Common Stock”), and 180,059,639 shares of Preferred Stock each with the par value of $0.0001 per share (the “Preferred Stock”). The Preferred Stock may be issued in one or more series, of which one such series shall be denominated the “Series A Preferred,” consisting of 47,647,051 shares, one of which such series shall be denominated the “Series B Preferred,” consisting of 66,176,463 shares, and one of which such series shall be denominated the “Series C Preferred,” consisting of 66,236,125 shares.

C. The terms and provisions of the Preferred Stock and Common Stock are as follows:

1.	Dividends.

(a) Preferred Stock Dividends. The holders of Preferred Stock shall be entitled to receive annual dividends payable out of any assets at the time legally available therefor, when, as and if declared by the Board of Directors of the Company (the “Board of Directors”), prior and in preference to the Common Stock, at the rate of (i) $0.5712 per share (as adjusted for stock splits, combinations, reorganizations and the like with respect to such shares) per annum on each outstanding share of Series A Preferred, (ii) $0.4536 per share (as adjusted for stock splits, combinations, reorganizations and the like with respect to such shares) per annum on each outstanding share of Series B Preferred and (iii) $0.8148 per share (as adjusted for stock splits, combinations, reorganizations and the like with respect to such shares) per annum on each outstanding share of Series C Preferred. All dividends to holders of Preferred Stock shall be paid on a pari passu basis in accordance with the rates set forth above. No dividends other than those payable solely in Common Stock shall be paid on any Common Stock unless and until the aforementioned dividend is paid in full on each outstanding share of Preferred Stock. The Board of Directors is under no obligation to declare dividends, no rights shall accrue to the holders of Preferred Stock if dividends are not declared, and any dividends on the Preferred Stock shall be noncumulative.

(b) Pro Rata Dividends. If, after dividends in the full preferential amounts specified in Section 1(a) for the Preferred Stock have been paid in full by the Company, the Board of Directors shall declare additional dividends out of funds legally available therefor, then such additional dividends or distributions (to the extent such dividends or distributions are not Material Distributions (as defined below)) shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective Conversion Rate (as defined below). The Company shall make no Ordinary Distribution (as defined below) to the holders of shares of Common Stock except in accordance with Section 1(a) and this Section 1(b).

(c) Ordinary Distribution. “Ordinary Distribution” means the transfer of cash, property or securities without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Company (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property, in each case, other than a Material Distribution (as defined below).

(d) Consent to Certain Repurchases. As authorized by Section 402.5(c) of the General Corporation Law of California, Sections 502 and 503 of the General Corporation Law of California, to the extent otherwise applicable, shall not apply with respect to Ordinary Distributions made by the Company in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors at a price not greater than the amount paid by such person for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or upon exercise of a right of first refusal, which agreements were authorized by the Board of Directors.

2.	Liquidation Rights.

(a) Preferential Payments to Holders of Preferred Stock.

(i) In the event of any Liquidation (as defined below), either voluntary or involuntary, subject to Section 2(d), the holders of the Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series B Preferred, Series A Preferred or Common Stock by reason of their ownership of such stock, an amount per share equal to, for each share of Series C Preferred then held by them, the Series C Original Issue Price (as defined below) plus all declared and unpaid dividends on such share, if any, reduced, but not below zero, by the amount paid per share on the Series C Preferred as a result of any previous Material Distribution (the “Series C Liquidation Preference”). If upon the Liquidation, the assets to be distributed among the holders of the Series C Preferred are insufficient to permit the payment to such holders of the full Series C Liquidation Preference for their shares, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series C Preferred in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 2(a)(i). As used in this Amended and Restated Certificate of Incorporation, “Series C Original Issue Price” shall mean $10.14552 per share for each outstanding share of Series C Preferred (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series C Preferred).

(ii) In the event of any Liquidation (as defined below), either voluntary or involuntary, after the payment of all preferential amounts required to be paid to the holders of shares of Series C Preferred pursuant to Section 2(a)(i), subject to Section 2(d), the holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A Preferred or Common Stock by reason of their ownership of such stock, an amount per share equal to, for each share of Series B Preferred then held by them, the Series B Original Issue Price (as defined below) plus all declared and unpaid dividends on such share, if any, reduced, but not below zero, by the amount paid per share on the Series B Preferred as a result of any previous Material Distribution (the “Series B Liquidation Preference”). If upon the Liquidation, the assets to be distributed among the holders of the Series B Preferred (after payment in full of the preferential payments to the holders of Series C Preferred pursuant to Section 2(a)(i) hereof) are insufficient to permit the payment to such holders of the full Series B Liquidation Preference for their shares, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B Preferred in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 2(a)(ii). As used in this Amended and Restated Certificate of Incorporation, “Series B Original Issue Price” shall mean $5.712 per share for each outstanding share of Series B Preferred (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series B Preferred).

(iii) In the event of any Liquidation, either voluntary or involuntary, after the payment of all preferential amounts required to be paid to the holders of shares of Series C Preferred pursuant to Section 2(a)(i) and all preferential amounts required to be paid to the holders of shares of Series B Preferred pursuant to Section 2(a)(ii), subject to Section 2(d), the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership of such stock, an amount per share equal to, for each share of Series A Preferred then held by them, the Series A Original Issue Price (as defined below) plus all declared and unpaid dividends on such share, if any, reduced, but not below zero, by the amount paid per share on the Series A Preferred as a result of any previous Material Distribution (the “Series A Liquidation Preference”). If upon the Liquidation, the assets to be distributed among the holders of the Series A Preferred (after payment in full of the preferential payments to the holders of Series C Preferred pursuant to Section 2(a)(i) hereof and to the holders of Series B Preferred pursuant to Section 2(a)(ii) hereof) are insufficient to permit the payment to such holders of the full Series A Liquidation Preference for their shares, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 2(a)(iii). As used in this Amended and Restated Certificate of Incorporation, “Series A Original Issue Price” shall mean $7.14 per share for each outstanding share of Series A Preferred (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series A Preferred).

(b) Remaining Assets. Subject to Section 2(d), after payment to the holders of Preferred Stock of the full preferential amounts required by Section 2(a), any remaining assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of each series of Preferred Stock and the Common Stock in proportion to the number of shares of Common Stock (with the shares of such series of Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate) held by each such holder until, with respect to the holders of each series of Preferred Stock, such holders shall have received aggregate distributions with respect to each share of such series equal to two (2) times the Series C Liquidation Preference, Series B Liquidation Preference or Series A Liquidation Preference, as applicable (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Preferred Stock), including the amounts paid with respect to such series of Preferred Stock pursuant to Section 2(a). Thereafter, and subject to Section 2(d), no further payments shall be made with respect to the shares of such series of Preferred Stock under this Section 2, and any remaining assets of the Company shall be distributed with equal priority and pro rata among the holders of the Company’s Common Stock and the holders of any other series of Preferred Stock that has not yet received such two (2) times return in proportion to the number of shares of Common Stock (with the shares of such other series of Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate) held by each such holder.

(c) Allocation of Escrow and Other Contingent Consideration. In the event of a Liquidation, if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies, the definitive agreement with respect to such Liquidation shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the stockholders of the Company in accordance with Sections 2(a), 2(b) and 2(d) as if the Initial Consideration were the only consideration payable in connection with such Liquidation and (ii) any additional consideration which becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the stockholders of the Company in accordance with Sections 2(a), 2(b) and 2(d) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(d) Shares not Treated as Both Preferred Stock and Common Stock in any Liquidation. Notwithstanding Sections 2(a), 2(b) and 2(c) above, solely for purposes of determining the amount that each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation, each such holder shall be treated as if such holder had converted such holder’s shares of Preferred Stock into shares of Common Stock immediately prior to such Liquidation if, as a result of an actual conversion of any series of Preferred Stock, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder had not converted such Preferred Stock into shares of Common Stock. If the holder is treated as if such holder had converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution pursuant to Section 2(a) that would otherwise be made to holders of Preferred Stock.

(e) Liquidation. Each of the following events shall be considered a “Liquidation” unless (x) the holders of at least 65% of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis (the “Preferred Majority”), and (y) the holders of a majority of the then-outstanding shares of Series C Preferred, voting exclusively as a separate class (the “Series C Majority”), elect otherwise by written notice sent to the Company at least 5 business days prior to the effective date of any such event: (i) the liquidation, dissolution or winding up of the Company; (ii) the merger, acquisition or consolidation of the Company by means of any transaction or series of related transactions, provided that the applicable transaction shall not be deemed a Liquidation unless the Company’s stockholders constituted immediately prior to such transaction (1) do not hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity (or its parent) immediately following such transaction or (2) fail to hold voting securities of the surviving or acquiring entity (or its parent) in substantially the same proportions and with substantially the same rights and preferences as immediately prior to such transaction; (iii) any transaction or series of related transactions to which the Company is a party in which more than fifty percent (50%) of the Company’s voting power is transferred (taking into account only voting power resulting from stock held by such stockholders prior to such transaction); (iv) a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets or intellectual property of the Company and its subsidiaries taken as a whole (including, without limitation, the sale or disposition (by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company); or (v) the declaration by the Company of any dividend or distribution deemed in writing by the Preferred Majority and the Series C Majority to constitute a material dividend or distribution, which may include any dividend or distribution of proceeds paid to the Company in consideration of a strategic partnering or licensing transaction; provided that in no event shall a dividend or distribution be deemed a Material Distribution until the preferential dividends specified in Section 1(a) for the Preferred Stock have been paid in full by the Company (a “Material Distribution”). An “Acquisition” shall be deemed to be occasioned by, or to include, the events described in subsections (ii) – (iv) above.

(f) Determination of Value if Proceeds Other than Cash. In any Liquidation, if the proceeds received by the Company or its stockholders are other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors (including the affirmative vote or written consent of a majority of the then-serving Preferred Directors (as defined below) (the “Preferred Director Approval”)).

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors (including the Preferred Director Approval).

(g) Acquisition Agreement. The Company shall not have the power to effect an Acquisition unless the acquisition agreement, plan of merger or consolidation or similar agreement for such Acquisition provides that the consideration payable to the stockholders of the Company in such Acquisition shall be allocated to the holders of capital stock of the Company in accordance with this Section 2.

3. Conversion. The Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof and without the payment of additional consideration by the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred Stock, provided that such holder may waive such option to convert upon written notice to the Company. Each share of a series of Preferred Stock shall be convertible into that number of fully-paid and non-assessable shares of Common Stock that is equal to the applicable Original Issue Price (as defined below) for such series divided by the applicable Conversion Price (as defined below) for such series (the “Conversion Rate”). The “Conversion Price” per share for each series of Preferred Stock shall initially be the Original Issue Price applicable to such series, and shall be subject to adjustment as provided herein. The term “Original Issue Price” means the Series A Original Issue Price with respect to the Series A Preferred, the Series B Original Issue Price with respect to the Series B Preferred and the Series C Original Issue Price with respect to the Series C Preferred.

(b) Automatic Conversion. Each share of each series of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price applicable for such series immediately upon (i) the affirmative vote or written consent of (A) the Preferred Majority and (B) the Series C Majority, or (ii) the consummation of a firmly underwritten initial public offering pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on Form S-1 (as defined in the Securities Act) or any successor form, provided, however, that (x) the per share price to the public is not less than $10.14552 (as adjusted for stock splits, combinations, reorganizations and the like with respect to such shares) and (y) the aggregate gross proceeds to the Company in such offering are not less than $50,000,000 (before deduction of underwriters’ discounts and commissions) (a “Qualified IPO”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay the fair market value cash equivalent of such fractional share as determined in good faith by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificate(s) therefor, it shall surrender the Preferred Stock certificate or certificates, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert such shares; provided, however, that in the event of an automatic conversion pursuant to paragraph 3(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided further, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

The Company shall, as soon as practicable after delivery of the Preferred Stock certificate(s), issue and deliver to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared but unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.

All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Company (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(d) Adjustments for Subdivisions or Combinations of Common. After the date of the filing of this Amended and Restated Certificate (the “Filing Date”), if the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock without a corresponding subdivision of the Preferred Stock, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. After the Filing Date, if the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock without a corresponding combination of the Preferred Stock, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(e) Adjustments for Reclassification, Exchange and Substitution. After the Filing Date, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of securities, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), concurrently with the effectiveness of such reorganization, reclassification or other event, the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of securities equivalent to the number of such shares or securities that would have been received by the holder of a number of shares of Common Stock issuable upon conversion of the Preferred Stock immediately prior to such capital reorganization, reclassification or other event. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Preferred Stock after the capital reorganization, reclassification or other event to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number and type of shares or other securities issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(f) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(g) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of capital stock of the Company entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 3(f) do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(h) Adjustments for Reorganization, Merger, Consolidation or Sale of Assets. If at any time or from time to time after the Filing Date, the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by a reorganization, merger or consolidation of the Company with or into another entity, or the sale of all or substantially all of the Company’s properties and assets to any other person or entity (other than as provided for elsewhere in this Section 3 or a transaction subject to Section 2 above) then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of the then outstanding Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor entity resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion of the Preferred Stock would have been entitled to receive upon such capital reorganization, merger consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights and interests of the holders of the then outstanding Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 3 (including adjustments of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(i) Adjustments for Dilutive Issuances.

(i) After the Filing Date, if the Company shall issue or sell any shares of Common Stock (as actually issued or, pursuant to paragraph (iii) below, deemed to be issued) for a consideration per share less than the Conversion Price in effect immediately prior to such issue or sale (the “Prior CP”), then immediately upon such issue or sale the Conversion Price shall be reduced to a price (calculated to the nearest tenth of a cent) determined by multiplying the Prior CP by a fraction, the numerator of which shall be the number of shares of “Calculated Securities” (defined below) outstanding immediately prior to such issue or sale plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Common Stock so issued or sold (or deemed to be issued or sold) would purchase at the Prior CP (the “New Investment Shares”), and the denominator of which shall be the number of shares of Calculated Securities outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold (the “New Shares”). “Calculated Securities” means (A) all shares of Common Stock actually outstanding and (B) all shares of Common Stock issuable upon exercise, conversion or exchange of all Convertible Securities (as defined below) then outstanding. This equation is reflected in the following formula:

New CP = Prior CP x (Calculated Securities + New Investment Shares)

        (Calculated Securities + New Shares)

(ii) For the purposes of paragraph (i) above, none of the following issuances (or deemed issuances) shall be considered the issuance (or deemed issuance) or sale of Common Stock and no reduction of the Conversion Price shall be made as a result thereof (together, the “Exempted Securities”):

(A) The issuance of Common Stock upon the conversion of any outstanding Convertible Securities as of the Filing Date or upon the conversion of the outstanding shares of Preferred Stock. “Convertible Securities” shall mean any bonds, debentures, notes or other evidences of indebtedness, and any options, warrants, shares (including, but not limited to, shares of Preferred Stock) purchase rights or any other securities convertible into, exercisable for, or exchangeable for Common Stock.

(B) The issuance of Convertible Securities or shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 3(f) or Section 3(g) above and shares of Common Stock issued or deemed issued as a dividend or distribution on Preferred Stock.

(C) The issuance, after the Filing Date, of up to 1,681,798shares (as appropriately adjusted for any stock split, dividend, combination or other recapitalization or like transactions) of Common Stock and/or options, warrants or rights to purchase Common Stock and the Common Stock issued pursuant to such options, warrants or other rights to employees, consultants, officers or directors pursuant to any stock plans, equity incentive plans, restricted stock plans or other similar arrangements designated and approved by the Board of Directors, including the Preferred Director Approval.

(D) The issuance of shares of Common Stock or Convertible Securities to lenders, financial institutions, equipment lessors, landlords, brokers or similar entities in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, the terms of which are approved by the Board of Directors, including the Preferred Director Approval.

(E) The issuance of shares of Common Stock or Convertible Securities in connection with bona fide acquisitions, mergers, business combinations or similar transactions, the terms of which are approved by the Board of Directors, including the Preferred Director Approval.

(F) The issuance of any Series C Preferred sold pursuant to that certain Series C Preferred Stock Purchase Agreement, dated on or about the Filing Date, by and among the Company and the purchasers of Series C Preferred named therein, as such agreement is amended from time to time.

(G) Shares of Common Stock issued or issuable pursuant to a Qualified IPO.

(H) The issuance of shares of Common Stock or Convertible Securities to an entity in connection with a corporate strategic relationship or transaction, the principal purpose of which the Board of Directors has determined is other than the raising of capital through the sale of equity securities of the Company and which terms are approved by the Board of Directors, including the Preferred Director Approval.

(I) The issuance of Common Stock upon the exercise, conversion or exchange of Convertible Securities issued in accordance with this subsection (ii).

(J) The issuance of shares of Common Stock or Convertible Securities in any other transaction in which exemption from Section 3(i)(i) is approved by the affirmative vote of the Preferred Majority and the Series C Majority.

(iii) For the purposes of paragraph (i) above, the following subparagraphs (A) to (E), inclusive, shall also be applicable:

(A) In case at any time the Company shall grant any warrants, rights or options to subscribe for, purchase or otherwise acquire Convertible Securities or Common Stock (excluding Convertible Securities and Common Stock issued in accordance with Section 3(i)(ii) above) (collectively, “Options”) or shall fix a record date for the determination of holders entitled to received such Options, whether or not such Options are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options (determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such Options, plus, in the case of any such Options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options as set forth in the instrument relating thereto assuming the satisfaction of any conditions to the exercisability, convertibility or exchangeability) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued for such price per share.

(B) In case at any time the Company shall issue or sell any Convertible Securities (excluding Common Stock and Convertible Securities issued in accordance with Section 3(i)(ii) above), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange (determined by dividing (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities as set forth in the instrument relating thereto assuming the satisfaction of any conditions to the exercisability, convertibility or exchangeability) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the conversion price have been or are to be made pursuant to other provisions of this paragraph (iii), no further adjustment of the conversion price shall be made by reason of such issue or sale.

(C) In case at any time any shares of Common Stock, Convertible Securities or Options shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. In case any shares of Common Stock, Convertible Securities or Options shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair market value of such consideration, as determined in good faith by the Board of Directors. In case any shares of Common Stock, Convertible Securities or Options shall be issued in connection with any merger of another entity into the Company, the amount of consideration therefor shall be deemed to be the fair market value of the assets of such merged corporation, as determined in good faith by the Board of Directors, after deducting therefrom all cash and other consideration (if any) paid by the Company in connection with such merger.

(D) If the terms of any Convertible Security or Option (excluding Convertible Securities or Options issued in accordance with Section 3(i)(ii) above), the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of this Section 3(i), are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Convertible Security or Option or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Convertible Security or Option (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Convertible Security or Option. Notwithstanding the foregoing, no adjustment pursuant to this paragraph (D) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuances of shares of Common Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue or sale between the original adjustment date and such readjustment date.

(E) If the terms of any Convertible Security or Option (excluding Convertible Securities or Options which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive securities set forth in Section 3(i)(ii), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 3(i), either because the consideration per share (determined pursuant to Section 3(i)(iii)(c) hereof) of the Common Stock was equal to or greater than the Conversion Price then in effect or because such Convertible Security or Option was issued before the Filing Date) are revised after the Filing Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Convertible Security or Option or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Convertible Security or Option, as so amended, and the Common Stock subject thereto (determined in the manner provided in Section 3(i)(iii)(A) or (B) above, as applicable) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(j) Certificate of Adjustments. Upon the occurrence of each adjustment of a Conversion Price pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment and furnish to each holder of Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall, as promptly as practicable, upon the written request at any time of any holder of Preferred Stock, furnish to such holder a like certificate setting forth (i) any and all adjustments made to the Preferred Stock since the date of the first issuance of Preferred Stock, (ii) the Conversion Prices at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(k) Notices of Record Date. In the event that the Company shall propose at any time (i) to declare any dividend or distribution; (ii) to effect any reclassification or recapitalization; or (iii) to effect a Liquidation; then, in connection with each such event, the Company shall send to the holders of the Preferred Stock written notice at least 20 days prior to the record date or effective date for such event. The notice shall specify, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reclassification, recapitalization or Liquidation is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reclassification, recapitalization or Liquidation, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at such holder’s address appearing on the books of the Company. The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the written consent or affirmative vote of the Preferred Majority. In the event the notice requirements of this section are not complied with or waived, the Company shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in this section.

(l) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary (including, without limitation, engaging in reasonable best efforts to obtain the requisite stockholder approval of any amendment to this Amended and Restated Certificate of Incorporation) to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4. Voting.

(a) Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), including, but not limited to, with respect to any increase or decrease of the authorized shares of Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of a majority of the capital stock of the Company entitled to vote (voting together as a single class on an as-converted basis) irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

(b) Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock held by such holder could then be converted. The holders of shares of Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. The holders of the Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(c) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

(d) Election of Directors. The holders of the outstanding shares of Series A Preferred, voting separately as a single class, shall be entitled to elect one (1) director (the “Series A Director”). The holders of the outstanding shares of Series B Preferred, voting separately as a single class, shall be entitled to elect one (1) director (the “Series B Director”). The holders of the outstanding shares of Series C Preferred, voting separately as a single class, shall be entitled to elect one (1) director (the “Series C Director,” and together with the Series A Director and the Series B Director, the “Preferred Directors”); provided, however, for administrative convenience, the initial Series C Director may also be appointed by the Board of Directors in connection with the approval of the initial issuance of Series C Preferred without a separate action by the holders of Series C Preferred. The holders of the outstanding shares of Common Stock, voting separately as a single class, shall be entitled to elect one (1) director (the “Common Director”). If the holders of a series of Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to foregoing sentences of this Section 4(d), then any directorship not so filled shall remain vacant until such time as the holders of such series of Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Company other than by the stockholders of the Company that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class, pursuant to foregoing sentences of this Section 4(d). The holders of the outstanding shares of Common Stock and the Preferred Stock, voting together as a single class (on an as-converted to Common Stock basis), shall be entitled to elect all other directors of the Company. Any director elected pursuant to this Section 4(d) may be removed with or without cause only by the affirmative vote of the holders of the shares of the class, series or classes of stock entitled to elect such director or directors. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. There shall be no cumulative voting.

5. Amendments and Changes.

(a) Approval by Preferred Stock. Notwithstanding Section 4 above, for so long as any shares of Preferred Stock remain outstanding, the Company, shall not, without first obtaining the approval (by vote or written consent as provided by law) of the Preferred Majority, take any of the following actions (whether by amendment, merger, recapitalization or otherwise), and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect:

(i) increase or decrease the number of authorized shares of Common Stock or Preferred Stock;

(ii) effect any alteration, repeal, change or amendment of the rights, privileges or preferences of any series of Preferred Stock in a manner that adversely affects the rights, privileges or preferences of such series of Preferred Stock;

(iii) effect any authorization, creation or issuance of (or any obligation to authorize, create or issue) any securities of the Company having rights, preferences or privileges senior to or on a parity with any of the rights, preferences or privileges of any series of Preferred Stock;

(iv) effect a Liquidation or other merger or consolidation;

(v) amend, modify or repeal any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Company;

(vi) redeem or repurchase shares of the Company’s stock or securities, except (x) in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors upon termination of their employment or services pursuant to agreements under which the Company has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment or (y) pursuant to the exercise of the Company’s right of first refusal under the bylaws of the Company in an amount not to exceed $100,000 in the aggregate in any calendar year;

(vii) effect any change in the authorized number of directors of the Company;

(viii) adopt any stock option or equity compensation plan (other than any stock option or equity compensation plan that is approved by the Board, including Preferred Director Approval, or increase the number of shares reserved for issuance under any such plan, unless approved by the Board, including Preferred Director Approval;

(ix) effect any recapitalization or reorganization, or any voluntary or involuntary liquidation of the Company under applicable bankruptcy or reorganization legislation;

(x) declare or pay dividends on or make any distributions with respect to any shares of capital stock of the Company;

(xi) incur, directly or indirectly, debt in excess of $500,000 on a cumulative basis, unless provided for in the Company’s annual operating plan and budget approved by the Board of Directors, including Preferred Director Approval;

(xii) create or authorize the creation of any debt security, unless approved by the Board of Directors, including Preferred Director Approval;

(xiii) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Company, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Company (other than to the Company);

(xiv) sell, transfer, license, pledge or encumber technology or intellectual property necessary for the business of the Company as conducted or proposed to be conducted, other than licenses granted in the ordinary course of business and approved by the Board of Directors;

(xv) except with respect to direct or indirect wholly-owned subsidiaries of the Company, make any loan or advance to, or guarantee the indebtedness of, any person or entity, or make an equity investment in, or otherwise acquire all or any material portion of, any entity, other than the advancement or reimbursement of expenses of service providers of the Company in the ordinary course of business and in accordance with policies and procedures approved by the Board of Directors; or

(xvi) enter into or be a party to any transaction with any director, officer or executive employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such person, other than (i) standard employee benefits generally made available to all similarly situated employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of Common Stock, (iv) the advancement or reimbursement of expenses of service providers of the Company in the ordinary course of business and in accordance with policies and procedures approved by the Board of Directors and (v) transactions approved by the Board of Directors, including Preferred Director Approval.

For purposes of this Section 5, any reference to the Company will be deemed to include any direct or indirect subsidiary of the Company.

(b) Approval by Series B Preferred. Notwithstanding Section 4 above, for so long as any shares of Series B Preferred remain outstanding, the Company, shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least seventy percent (70%) of the Series B Preferred then outstanding, voting as a separate series, take any of the following actions (whether by amendment, merger, recapitalization or otherwise), and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect:

(i) alter, repeal or change the rights, preferences, restrictions or privileges of the shares of Series B Preferred or the holders thereof with respect to such shares, in a manner different than alterations or changes to the rights, preferences, restrictions or privileges of the other series of Preferred Stock (or, as applicable, holders thereof); or

(ii) approve an increase or decrease in the number of authorized shares of Series B Preferred.

(c) Approval by Series C Preferred. Notwithstanding Section 4 above, for so long as any shares of Series C Preferred remain outstanding, the Company, shall not, without first obtaining the approval (by vote or written consent as provided by law) of the Series C Majority, take any of the following actions (whether by amendment, merger, recapitalization or otherwise), and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect:

(i) adversely alter, repeal or change the rights, preferences, restrictions or privileges of the shares of Series C Preferred or the holders thereof with respect to such shares in a manner different than alterations or changes to the rights, preferences, restrictions or privileges of the other series of Preferred Stock (or, as applicable, holders thereof);

(ii) approve an increase or decrease in the number of authorized shares of Series C Preferred;

(iii) effect a Liquidation or other merger or consolidation, unless the aggregate amount of the assets or consideration to be distributed with respect to each share of Series C Preferred in connection with such Liquidation or other merger or consolidation would equal at least the product obtained by multiplying the Series C Original Issue Price by the then applicable Multiplier (as defined below);

(iv) amend the definition of “Qualified IPO” herein;

(v) waive any adjustment of the Conversion Price of the Series C Preferred pursuant to Section 3 of Article FOURTH of this Amended and Restated Certificate of Incorporation; or

(vi) amend, modify or repeal the rights, preferences, restrictions or privileges of the shares of Series C Preferred set forth in Section 2(a)(i), Section 2(b), Section 2(c), Section 2(d), Section 2(e)(y), Section 2(e)(v), Section 3(b)(i)(B), Section 3(i)(ii), the third sentence of Section 4(d), or this Section 5(c) of Article FOURTH of this Amended and Restated Certificate of Incorporation; provided that the authorization and issuance of a new series of preferred stock of the Company having rights, preferences or privileges senior to or on a parity with any of the rights, preferences or privileges of the Series C Preferred shall not in and of itself require consent pursuant to this Section 5(c)(vi).

As used herein: (i) for the period beginning on the Filing Date and ending at the close of business on the 30th monthly anniversary of the Filing Date, “Multiplier” means 1.0; (ii) for the period beginning on the date immediately following the 30th monthly anniversary of the Filing Date until the close of business on the fifth yearly anniversary of the Filing Date, “Multiplier” means 1.25; and (iii) beginning on the date immediately following the fifth yearly anniversary of the Filing Date, “Multiplier” means 1.5.

6. Redemption. The Preferred Stock is not mandatorily redeemable.

FIFTH

Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the Board of Directors shall have the power to adopt, amend and repeal the bylaws of the Company (except insofar as the bylaws of the Company as adopted by action of the stockholders of the Company shall otherwise provide). Any bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders, and the powers conferred in this Article FIFTH shall not abrogate the right of the stockholders to adopt, amend and repeal bylaws.

SIXTH

Election of directors need not be by written ballot unless the bylaws of the Company shall so provide.

SEVENTH

Subject to the provisions set forth in this Amended and Restated Certificate of Incorporation, the Company reserves the right to amend the provisions in this Amended and Restated Certificate of Incorporation and in any certificate amendatory hereof in the manner now or hereafter prescribed by law and this Amended and Restated Certificate of Incorporation, and all rights conferred on stockholders or others hereunder or thereunder are granted subject to such reservation.

EIGHTH

A. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware is amended after the Filing Date to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

B. The Company may, to the fullest extent permitted by law, provide indemnification of (and advancement of expenses to) any person made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that he/she, his/her testator or intestate is or was a director, officer, employee or agent of the Company or any predecessor of the Company or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Company or any predecessor to the Company to the same extent as permitted by law.

C. Neither any amendment nor repeal of this Article EIGHTH, nor the adoption of any amendment to this Amended and Restated Certificate of Incorporation inconsistent with this Article EIGHTH, shall (i) eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision, or (ii) increase the liability of any director of the Company with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

D. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

E. In the event that a member of the Board of Directors who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages or is affiliated with such an entity (each, a “Fund”), acquires knowledge of a potential transaction or other matter in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of the Fund (and other than directly in connection with such individual’s service as a member of the Board of Directors) and that may be an opportunity of interest for both the Company and such Fund (a “Corporate Opportunity”), then the Company (i) renounces any expectancy that such director or Fund offer an opportunity to participate in such Corporate Opportunity to the Company and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constitute a Corporate Opportunity that should have been presented by such director or Fund to the Company or any of its affiliates, provided, however, that such director acts in good faith.

F. To the fullest extent permitted by law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Stock (or shares of Common Stock issuable upon conversion of the Preferred Stock) or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries.